Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric	Barbara Brungess
	610-727-7118	610-727-7199
	mkilpatric@amerisourcebergen.com	bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN PROVIDES QUARTERLY FINANCIAL INFORMATION FOR

PHARMERICA SEGMENT AND CLARIFIES GUIDANCE

Company to Report Fourth Quarter & Fiscal Year 2007 Results on November 1, 2007

VALLEY FORGE, Pa. October 16, 2007 — AmerisourceBergen Corporation (NYSE: ABC) today announced that it has published quarterly financial information for the two businesses included in its PharMerica Segment and clarified its estimate of diluted earnings per share from continuing operations for fiscal year 2007.

The PharMerica Segment financial information for all four quarters in fiscal year 2006 and the first three quarters of fiscal year 2007 is provided in an 8-K Report which the Company filed with the Securities and Exchange Commission this afternoon and is available in the Investors Section of its website, www.amerisourcebergen.com.

The Company had planned to report its institutional pharmacy business, PharMerica Long-Term Care, as a discontinued operation to reflect the recent spin-off of this business. However, following a further review of the accounting rules concerning discontinued operations, the Company has now determined that the institutional pharmacy business results may not be reported in discontinued operations. The Company will rename the PharMerica Segment as Other, which will include the historical results of PharMerica Long-Term Care and PMSI through July 31, 2007, the date of the spin-off, and only the results of PMSI after the spin-off date.

Since PharMerica Long-Term Care results will be reported in continuing operations, the Company expects diluted earnings per share from continuing operations for fiscal year 2007 to be in a range of $2.58 to $2.66, including $0.08 from the institutional pharmacy business through the July 31, 2007 spin-off date. This range implies September quarter diluted earnings per share from continuing operations in the range of $0.59 to $0.67, which includes a $0.01 contribution from the institutional pharmacy business. Diluted earnings per share from continuing operations for the first nine months of fiscal year 2007 were

$1.99. The Company also remains optimistic about fiscal year 2008 and continues to expect its performance to be in line with its long-term financial goals.

The Company plans to release its results for the fourth quarter and 2007 fiscal year end on Thursday, November 1, 2007 prior to the opening of trading on the New York Stock Exchange. The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Daylight Time on November 1, 2007.

Participating in the conference call will be:

•	R. David Yost, President & Chief Executive Officer

•	Michael D. DiCandilo, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 332-0342. No access code is required.

The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the US, dial 800-475-6701. From outside the US, dial 320-365-3844. The access code is 890077.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $64 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 11,500 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, or (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines and/or reimbursement practices for the pharmaceuticals we distribute; price inflation in branded pharmaceuticals and price deflation in generics; the inability of the Company to successfully complete any transaction that the Company may wish to pursue from time to time; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar - Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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